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                                                                       EXHIBIT 8

                         [ALSTON & BIRD LLP LETTERHEAD]





                                  June 23, 1998

Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama 35203

First Commercial Corporation
400 West Capital Avenue
Second Floor
Little Rock, Arkansas 72201

         Re: AGREEMENT AND PLAN OF MERGER INVOLVING REGIONS FINANCIAL CORPORATION AND FIRST COMMERCIAL CORPORATION

Ladies and Gentlemen:

         We have served as counsel to Regions Financial Corporation ("Regions") in connection with the proposed reorganization of Regions and First Commercial Corporation ("First Commercial") pursuant to the Agreement and Plan of Merger dated as of February 8, 1998 (the "Agreement") which provides for the merger of First Commercial with and into Regions (the "Merger"). In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.


         In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain assumptions as more fully described below. All terms used herein without definition shall have the respective meanings specified in Joint Proxy Statement/Prospectus or the annexes thereto (including the Agreement), and unless otherwise specified, all section references herein are to the Code.

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Regions Financial Corporation
First Commercial Corporation
June 23, 1998
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                             INFORMATION RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:


         (1)      The Agreement; and

         (2) The Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on June 23, 1998, as amended, and the Joint Proxy Statement/Prospectus for the Special Meeting of stockholders of First Commercial and the Annual Meeting of the stockholders of Regions.


         In our examination of the documents, we have assumed with your consent that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, that all statements set forth in such documents are accurate, that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement/Prospectus.

         We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of First Commercial and Regions and through certificates (the "Certificates") provided by the management of First Commercial and the management of Regions and attached hereto as Exhibits A and B.

         You have advised us that the Boards of Directors of First Commercial and Regions believe that, among other things, the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of First Commercial and Regions will provide an enhanced ability to compete in the changing and competitive financial services industry.

                                    OPINIONS


    Based on the representations contained in the Certificates, the foregoing assumptions and subject to the assumptions and qualifications set forth in the Joint Proxy Statement/Prospectus under the heading "Description of the Transaction--Federal Income Tax Consequences of the Merger," we are of the opinion that under presently applicable federal income tax law:

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Regions Financial Corporation
First Commercial Corporation
June 23, 1998
Page 3



         1. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

         2. The stockholders of First Commercial will recognize no gain or loss upon the exchange in the Merger of all of their First Commercial Common Stock solely for shares of Regions Common Stock (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock).

         3. The aggregate tax basis of the Regions Common Stock received by holders of First Commercial Common Stock who exchange all of their First Commercial Common Stock solely for Regions Common Stock in the Merger will be the same as the tax basis of the First Commercial Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

         4. The holding period of the Regions Common Stock received by holders who exchange all of their First Commercial Common Stock solely for Regions Common Stock in the Merger will be the same as the holding period of the First Commercial Common Stock surrendered in exchange therefor, provided that such First Commercial Common Stock is held as a capital asset at the Effective Time.


         5. The payment of cash to First Commercial stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the Regions Common Stock redeemed, as provided in Section 302(a) of the Code.


         6. Where solely cash is received by a First Commercial stockholder in exchange for First Commercial Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's First Commercial Common stock, subject to the provisions and limitations of Section 302 of the Code.

                  The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out in the Certificates, which we have assumed are true on the date hereof and will be true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements set out in the Certificates are, or later become, inaccurate. Our opinions are limited to the tax matters specifically covered thereby, and we have not been
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Regions Financial Corporation
First Commercial Corporation
June 23, 1998
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asked to address, nor have we addressed, any other tax consequences of the
Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger.


                  We hereby consent to the use of this opinion and to our references made to the firm under the captions "Summary--The Merger", "Description of the Transaction--Federal Income Tax Consequences of the Merger" and "Opinions" in the Joint Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Regions.


                                    Very truly yours,

                                    ALSTON & BIRD

                                    By: /s/ Philip C. Cook
                                       --------------------------------
                                       Philip C. Cook